UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

Lightyear Network Solutions, Inc.
(Name of the Registrant as Specified In Its Charter)

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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1901 Eastpoint Parkway
Louisville, Kentucky 40223

June [24], 2011

Dear Stockholders:

It is our pleasure to invite you to the 2011 Annual Meeting of Stockholders of Lightyear Network Solutions, Inc.  We will hold the meeting on Tuesday, July 19, 2011, at 10:00 a.m. local time, at our offices located at 1901 Eastpoint Parkway in Louisville, Kentucky.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

All holders of our common or preferred stock with shares registered directly in their name (i.e., stockholders of record) will have the option of voting by mail, telephone or internet.  Stockholders whose shares are held in a stock brokerage account or by a bank or other nominee (i.e., holders in street name) will receive voting information from their bank, broker or other nominee.

We hope you will be able to attend the Annual Meeting.  Whether or not you expect to attend, please vote your shares by completing, signing and dating the proxy card or voting instruction card provided and returning it in the prepaid envelope provided or by voting by telephone or internet (if these options are available to you).

Thank you for your ongoing support of and continued interest in Lightyear Network Solutions, Inc.

Sincerely,

Stephen M. Lochmueller
Chief Executive Officer

LIGHTYEAR NETWORK SOLUTIONS, INC.
1901 Eastpoint Parkway
Louisville, Kentucky 40223

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	10:00 a.m. local time, Tuesday, July 19, 2011

Place	Lightyear’s offices at 1901 Eastpoint Parkway in Louisville, Kentucky.

Items of Business	1. To elect six directors to serve until the 2012 Annual Meeting of Stockholders and until their successors are duly elected and qualify; and

2. To ratify the appointment of Marcum LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011; and

3. To approve the repricing of each of the outstanding stock options that have been issued under the Lightyear Network Solutions, Inc. 2010 Stock and Incentive Compensation Plan; and

4. To consider such other business as may properly come before the 2011 Annual Meeting of Stockholders or any adjournments thereof.

Adjournments and Postponements
Any action on the items of business described above may be considered at the 2011 Annual Meeting of Stockholders (the “2011 Annual Meeting”) at the time and on the date specified above or at any time and date to which the 2011 Annual Meeting may be properly adjourned or postponed.

Record Date	You are entitled to vote at the 2011 Annual Meeting only if you were a stockholder of Lightyear Network Solutions, Inc. as of the close of business on Friday, June 17, 2011.

Meeting Admission
You are entitled to attend the 2011 Annual Meeting only if you were a stockholder of Lightyear Network Solutions, Inc. as of the close of business on June 17, 2011 or hold a valid proxy for the 2011 Annual Meeting.  You should be prepared to present photo identification for admittance.  In addition, if you are a stockholder of record, your ownership will be verified against the list of stockholders of record on the record date prior to being admitted.  If you are not a stockholder of record, but hold shares through a broker, trustee or nominee (i.e., in street name), you should be prepared to provide proof of beneficial ownership as of the record date, such as your most recent account statement prior to June 17, 2011, a copy of the voting instruction card provided to you by your broker, trustee or nominee, or similar evidence of ownership.  If you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the 2011 Annual Meeting.

The 2011 Annual Meeting will begin promptly at 10:00 a.m. local time. You should allow adequate time for check-in procedures.

Voting
Your vote is very important.  Whether or not you plan to attend the 2011 Annual Meeting, we encourage you to read the attached proxy statement (the “Proxy Statement”) and submit your proxy card or voting instruction card, or vote by phone or the internet (if these options are available to you), as soon as possible in order to insure that your shares will be represented at the 2011 Annual Meeting.  You may submit your proxy card or voting instruction card for the 2011 Annual Meeting by completing, signing, dating and returning your proxy card or voting instruction card in the prepaid envelope provided.  For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers about the Proxy Materials and the Annual Meeting” beginning on page 1 of the Proxy Statement and the instructions on the proxy card or voting instruction card provided.

By order of the Board of Directors,

John J. Greive
Secretary

Important Notice Regarding the Availability of Proxy Materials for the Lightyear Network Solutions, Inc. 2011 Annual Meeting of Stockholders to be Held on July 19, 2011

The Proxy Statement, our form of proxy card, our annual report on Form 10-K for the fiscal year ended December 31, 2010 and our quarterly report of Form 10-Q for the three months ended March 31, 2011, are available on the internet at www.proxyvote.com (you will need the Control Number found on your proxy card in order to access the documents).

LIGHTYEAR NETWORK SOLUTIONS, INC.

TABLE OF CONTENTS

Questions and Answers about the Proxy Materials and the Annual Meeting	1

Proposals To Be Voted On	6

Proposal No. 1: Election of Directors	6

Proposal No. 2: Ratification of Appointment of Independent Registered Public Accounting Firm	14

Proposal No. 3: Approval of Repricing of Outstanding Stock Options	15

Security Ownership of Certain Beneficial Owners and Management	17

Corporate Governance	18

Director Independence	18

Board and Committee Meetings	18

Board Committees	19

Code of Ethics for Senior Financial Advisors	20

Stockholder Communications with the Board	20

Audit Committee Report	21

Executive Compensation	22

Summary Compensation Table	22

Narrative Disclosure to Summary Compensation Table	22

Benefit Plans	23

Outstanding Equity Awards at Fiscal Year-End	24

Director Compensation	24

Stockholder Proposals	26

Proxy Solicitation	26

Financial Information	26

Incorporation By Reference	26

LIGHTYEAR NETWORK SOLUTIONS, INC.
1901 Eastpoint Parkway
Louisville, Kentucky 40223

PROXY STATEMENT

This proxy statement (the “Proxy Statement”) is furnished by the Board of Directors of Lightyear Network Solutions, Inc. (the “Board”) in connection with the solicitation of proxies for use at the 2011 Annual Meeting of Stockholders (the “2011 Annual Meeting”) to be held at our offices located at 1901 Eastpoint Parkway, Louisville, Kentucky 40223, on Tuesday, July 19, 2011, at 10:00 a.m. local time, and any adjournments thereof.  This Proxy Statement, along with a Notice of Annual Meeting and either a proxy card or a voting instruction card, are being mailed to stockholders beginning June [24], 2011.

Unless the context otherwise requires, in this Proxy Statement, we use the terms “Lightyear,” “we,” “our,” “us” and “the Company” to refer to Lightyear Network Solutions, Inc. and its subsidiaries.

QUESTIONS AND ANSWERS ABOUT
THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why did I receive this Proxy Statement?

A:
The Board is soliciting your proxy to vote at the 2011 Annual Meeting because you were a stockholder at the close of business on Friday, June 17, 2011, the record date, and are entitled to vote at the 2011 Annual Meeting.

This Proxy Statement summarizes the information you need to know to vote at the 2011 Annual Meeting. You do not need to attend the 2011 Annual Meeting to vote your shares.

Q:	What information is contained in this Proxy Statement?

A:
The information in this Proxy Statement relates to the proposals to be voted on at the 2011 Annual Meeting, the voting process, the compensation of directors and certain executive officers, and certain other required information.

Q:	What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple proxy cards or voting instruction cards.  For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares.  If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card.  Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:	How may I obtain an additional set of proxy materials?

A:	All stockholders may write to us at the following address to request an additional copy of these materials:

Lightyear Network Solutions, Inc.
1901 Eastpoint Parkway
Louisville, Kentucky 40223
Attention: Corporate Secretary

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:
If your shares are registered directly in your name with our transfer agent, Standard Registrar & Transfer Company, Inc., you are considered, with respect to those shares, the “stockholder of record.”  If you are a stockholder of record, the Company sent this Proxy Statement and a proxy card directly to you.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name.  If you hold shares in street name, this Proxy Statement has been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record.  As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or the internet, if they offer that alternative.  Because a beneficial owner is not a stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting.

Q:	What am I voting on at the 2011 Annual Meeting?

A:	You are voting on the following proposals:

•	To elect six directors to serve until the 2012 Annual Meeting of Stockholders and until their successors are duly elected and qualify; and

•	To ratify the appointment of Marcum LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011; and

•	To approve the repricing of each of the Company’s stock options outstanding on June 7, 2011 that were issued under the Lightyear Network Solutions, Inc. 2010 Stock and Incentive Compensation Plan; and

•	To consider such other business as may properly come before the 2011 Annual Meeting of Stockholders or any adjournments thereof.

The Board recommends a vote “FOR” each of its nominees, “FOR” the ratification of the appointment of Marcum LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011 and “FOR” the approval of the repricing of each of the outstanding stock options that have been issued under the Lightyear Network Solutions, Inc. 2010 Stock and Incentive Compensation Plan.

Q:	What are the voting requirements to approve each of the proposals?

A:
In the election of directors, each director receiving a plurality of affirmative “FOR” votes within each class will be elected.  You may withhold votes from any or all nominees.  Except for the votes that stockholders of record withhold from any or all nominees, the persons named in the proxy card will vote such proxy “FOR” the nominees.

The proposal to ratify the appointment of Marcum LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011 requires the affirmative “FOR” votes of a majority of the votes cast on the matter.  Thus, abstentions will not affect the outcome of the vote on this proposal.

The proposal to approve the repricing of each of the Company’s stock options outstanding on June 7, 2011 that were issued under the Lightyear Network Solutions, Inc. 2010 Stock and Incentive Compensation Plan requires the affirmative “FOR” vote of a majority of the voting power of all shares of the Company’s common stock and preferred stock (voting together) present or represented and entitled to vote at the 2011 Annual Meeting. Thus, abstentions may affect the outcome of this proposal.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.”  Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given.  In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to be voted on that proposal.  Thus, the broker “non-vote” will have no effect on the outcome of the proposals, assuming that a quorum is present.

Q:	What happens if a nominee for director does not stand for election?

A:
If for any reason any nominee does not stand for election, any proxies the Company receives will be voted in favor of the remaining nominees and may be voted for substitute nominees in place of those who do not stand.  The Company has no reason to expect that any of the nominees will not stand for election.

Q:	How many votes do I have?

A:
If you hold shares of common or preferred stock, you are entitled to one vote for each share of common and preferred stock that you hold.  As of June 17, 2011, the record date, there were 22,086,641 and 9,500,000 shares of common and preferred stock outstanding, respectively.

Q:	Is cumulative voting permitted for the election of directors?

A:	The Company does not use cumulative voting for the election of directors.

Q:	How do I vote?

A:	You may vote using any of the following methods:

•
Proxy card or voting instruction card.  Be sure to complete, sign and date the card and return it in the prepaid envelope provided.  If you are a stockholder of record and you return your signed proxy card, but do not indicate your voting preferences, the persons named as proxy holders will vote “FOR” the election of the nominees , “FOR” the ratification of the appointment of Marcum LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011 and “FOR” the approval of the repricing of each of the outstanding stock options that have been issued under the Lightyear Network Solutions, Inc. 2010 Stock and Incentive Compensation Plan.

•
In person at the 2011 Annual Meeting.  All stockholders may vote in person at the 2011 Annual Meeting.  You may also be represented by another person at the 2011 Annual Meeting by executing a proper proxy designating that person.  If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or nominee and present it to the inspector of election with your ballot when you vote at the 2011 Annual Meeting.

•
Telephone and internet voting.  If you are a stockholder of record, you may vote by telephone or on the internet by following the instructions on your proxy card.  If you hold shares in street name, you will receive separate voting instructions from your broker, bank or nominee and may vote by telephone or on the internet if they offer that alternative.  Although most brokers, banks and nominees offer telephone and internet voting, availability and the specific procedures vary.

Q:	What can I do if I change my mind after I vote my shares?

A:	If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the 2011 Annual Meeting by:

•	sending written notice of revocation to the Secretary of Lightyear;

•	submitting a new, proper proxy dated later than the date of the revoked proxy;

•	voting by telephone or on the internet at a later time; or

•	attending the 2011 Annual Meeting and voting in person.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or nominee.  You may also vote in person at the 2011 Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.  Attendance at the 2011 Annual Meeting will not, by itself, revoke a proxy.

Q:	What happens if additional matters are presented at the 2011 Annual Meeting?

A:
Other than the three items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the 2011 Annual Meeting.  If you grant a proxy, the persons named as proxy holders, Mr. Ammon and Mr. Greive, will have the discretion to vote your shares on any additional matters properly presented for a vote at the 2011 Annual Meeting.

Q:	How many shares must be present or represented to conduct business at the 2011 Annual Meeting?

A:
For the election of directors, the presence in person or by proxy at our 2011 Annual Meeting of the holders of a majority of the outstanding shares of the class entitled to elect such directors constitutes a quorum for the purpose of electing those directors. For the election of directors to be elected by holders of preferred shares, a quorum will be present if holders of at least 4,750,001 shares of preferred stock are present.  For the election of directors to be elected by holders of common shares, a quorum will be present if holders of at least 11,043,321 shares of common stock are present.

For all other proposals, a quorum will be present if at least a majority of the outstanding shares of our common and preferred stock entitled to vote is represented at the 2011 Annual Meeting, either in person or by proxy, totaling 15,793,321 shares.

Both abstentions and broker non-votes (described above) are counted for the purpose of determining the presence of a quorum.

Q:	How can I attend the 2011 Annual Meeting?

A:
You are entitled to attend the 2011 Annual Meeting only if you were a stockholder of Lightyear as of the close of business on June 17, 2011 or hold a valid proxy for the 2011 Annual Meeting.  You should be prepared to present photo identification for admittance.  In addition, if you are a stockholder of record, your ownership will be verified against the list of stockholders of record on the record date prior to being admitted.  If you are not a stockholder of record, but hold shares through a broker, trustee or nominee (i.e., in street name), you should be prepared to provide proof of beneficial ownership as of the record date, such as your most recent account statement prior to June 17, 2011, a copy of the voting instruction card provided to you by your broker, trustee or nominee, or similar evidence of ownership.  If you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the 2011 Annual Meeting.

The 2011 Annual Meeting will begin promptly at 10:00 a.m. local time on Tuesday, July 19, 2011. You should allow adequate time for the check-in procedures.

Q:	How can I vote my shares in person at the 2011 Annual Meeting?

A:
Shares held in your name as the stockholder of record may be voted in person at the 2011 Annual Meeting.  Shares held beneficially in street name may be voted in person at the 2011 Annual Meeting only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares.  Even if you plan to attend the 2011 Annual Meeting, we recommend that you also submit your proxy card or voting instruction card as described herein so your vote will be counted if you later decide not to attend the 2011 Annual Meeting.

Q:	What is the deadline for voting my shares?

A:
The deadline for voting by telephone or internet for stockholders of record is 11:59 p.m. on July 18, 2011. If you hold shares as the stockholder of record, your vote by proxy card must be received before the polls close at the 2011 Annual Meeting.

If you hold shares beneficially in street name, please follow the voting instructions provided by your broker, trustee or nominee.  You may vote your shares in person at the 2011 Annual Meeting only if at the 2011 Annual Meeting you provide a legal proxy obtained from your broker, trustee or nominee.

Q:	Is my vote confidential?

A:
Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy.  Your vote will not be disclosed either within Lightyear or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation.  Occasionally, stockholders provide on their proxy card written comments, which are then forwarded to our management.

Q:	How are votes counted?

A:
For the election of directors, you may vote “FOR” or “WITHHOLD.”  For all other items of business, you may vote “FOR,” “AGAINST” or “ABSTAIN.”  If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items.  If you sign your proxy card or voting instruction card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (“FOR” the election of the nominees, “FOR” the ratification of the appointment of Marcum LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011 and “FOR” the approval of the repricing of each of the outstanding stock options that have been issued under the Lightyear Network Solutions, Inc. 2010 Stock and Incentive Compensation Plan, and in the discretion of the proxy holders, Mr. Ammon and Mr. Greive, on any other matters that properly come before the 2011 Annual Meeting).

Q:	Where can I find the voting results of the 2011 Annual Meeting?

A:
We intend to announce preliminary voting results at the 2011 Annual Meeting. The final voting results will be filed with the Securities and Exchange Commission  in a Current Report on Form 8-K no later than four business days after the date on which the final voting results are known.

Q:	Who will bear the cost of soliciting votes for the 2011 Annual Meeting?

A:
Lightyear is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes.  In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities.  Upon request, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to stockholders.

Q:	How can I obtain Lightyear corporate governance information?

A:	The following information is available in print to any stockholder who requests it:

•	Articles of Incorporation of Lightyear, as amended and restated

•	By-laws of Lightyear (the “By-laws”)

•	The charters of the following committees of the Board: the Audit Committee and the Compensation Committee (also see Appendix A and Appendix B to this proxy statement)

•	Board committee composition

•	Code of Ethics for Senior Financial Advisors (the “Code of Ethics”)

•	Policy regarding stockholder communications with the Board

Q:	How may I obtain the Lightyear 2010 Annual Report on Form 10-K, March 31, 2011 Quarterly Report on Form 10-Q and other financial information?

A:
Copies of the Company’s 2010 Annual Report on Form 10-K (the “2010 Annual Report”) and the March 31, 2011 Quarterly Report of Form 10-Q (the “March 31, 2011 Quarterly Report”) are being sent to stockholders along with this Proxy Statement.  Stockholders may request an additional free copy of the 2010 Annual Report or March 31, 2011 Quarterly Report and other financial information by contacting the Company at:

Lightyear Network Solutions, Inc.
1901 Eastpoint Parkway
Louisville, Kentucky 40223
Attention: Corporate Secretary

We will also furnish any exhibit to the 2010 Annual Report or March 31, 2011 Quarterly Report if specifically requested.

Alternatively, current and prospective investors can access the 2010 Annual Report or March 31, 2011 Quarterly Report at www.proxyvote.com (you will need the Control Number found on your proxy card in order to access the documents).  Our filings with the Securities and Exchange Commission (“SEC”) are also available free of charge at the SEC’s website at www.sec.gov and at our website at the Investor Relations; SEC Filings portion of our website, www.lightyear.net.

Q:	What if I have questions for the Company’s transfer agent?

A:
Please contact our transfer agent, at the telephone number or address listed below, with questions concerning stock certificates, transfer of ownership or other matters pertaining to your stock account.

Standard Registrar & Transfer Company, Inc.
12528 South 1840 East
Draper, UT 84020
Telephone: (801) 571-8844
Fax: (801) 571-2551

Q:	Who can help answer my questions?

A:	If you have any questions about the 2011 Annual Meeting or how to vote or revoke your proxy, please contact us at:

Lightyear Network Solutions, Inc.
1901 Eastpoint Parkway
Louisville, Kentucky 40223
Attention: Corporate Secretary

PROPOSALS TO BE VOTED ON

Proposal No. 1:  Election of Directors

Six directors are to be elected at the 2011 Annual Meeting to serve until the 2012 Annual Meeting of Stockholders (the “2012 Annual Meeting”) and until their successors are duly elected and qualify.  Pursuant to the Company’s Amended and Restated Articles of Incorporation, (a) four directors (nominees being Messrs. Carmicle, Henderson, Rice and Sullivan) will be elected by the holders of record of the shares of preferred stock, exclusively and as a separate class; and (b) two directors (nominees being Messrs. Hardesty and Lunsford) will be elected by the holders of record of the shares of common stock, exclusively and as a separate class.  Except where authority to vote for directors has been withheld, it is intended that the proxies received pursuant to this solicitation will be voted “FOR” the nominees named above.  If for any reason any nominee does not stand for election, any proxies the Company receives will be voted in favor of the remaining nominees and may be voted for substitute nominees in place of those who do not stand.  The Company has no reason to expect that any of the nominees will not stand for election.  The election of directors shall be determined by a plurality of the votes cast within each class.

The By-laws provide that the number of directors constituting the whole Board will be fixed from time to time as determined by action of the Board taken by the affirmative vote of a majority of the whole Board.  Each of the six nominees currently serves on the Board.  Ronald L. Carmicle, J. Sherman Henderson III, W. Brent Rice and Chris T. Sullivan became directors on March 4, 2010.  Jeffrey T. Hardesty and W. Bruce Lunsford became directors on October 12, 2010.

The following table sets forth information regarding our executive officers and nominees for election to the Board.

Name	Age	Position
Stephen M. Lochmueller (1)	58	Chief Executive Officer
Randy Ammon	51	President and Chief Operating Officer
Elaine G. Bush	54	Chief Financial Officer
John J. Greive	45	Vice President of Regulatory Affairs and General Counsel
Carla J. Reichelderfer (2)	49	President, General Manager – SouthEast Telephone Subsidiary
Ronald L. Carmicle	62	Director
Jeffrey T. Hardesty	46	Director
J. Sherman Henderson III (3)	68	Director
W. Bruce Lunsford	63	Director
W. Brent Rice	57	Director
Chris T. Sullivan	63	Director

(1)	Mr. Lochmueller has served as Chief Executive Officer since May 1, 2011.
(2)	Ms. Reichelderfer’s last day of employment will be June 30, 2011.
(3)	Mr. Henderson served as Chief Executive Officer through April 30, 2011.

The principal occupations for the past five years (and, in some instances, for prior years) of each of our directors and officers are as follows:

Stephen M. Lochmueller has been Chief Executive Officer of Lightyear since May 1, 2011.  Previously, Mr. Lochmueller served as our President since April 29, 2010. Prior to serving as President, Mr. Lochmueller was our Chief Operating Officer since August 31, 2009.  Mr. Lochmueller has more than 30 years of entrepreneurial business experience. His management and leadership skills include startups, multi-channel distribution, P & L, turnarounds and executive level oversight. His entry into the telecommunications industry began in 1985 when he joined McCaw Cellular as a General Manager. In 1992, Mr. Lochmueller was appointed as the Commonwealth of Kentucky’s Technology & Communications Liaison to state agencies by then governor Brereton Jones.  In 1993, Mr. Lochmueller became Vice-President of Horizon Cellular until he was recruited to be an Area General Manager for startup Nextel Partners. In the early 2000s, Mr. Lochmueller served as Regional Vice President for Leap Wireless, a spin-off of Qualcomm. Mr. Lochmueller is a graduate of the University of Kentucky with a BGS degree.

Randy Ammon has been Lightyear’s President since May 1, 2011 and Chief Operating Officer since April 29, 2010.  Prior to serving as Chief Operating Officer, Mr. Ammon was affiliated with Lightyear as a consultant.  From 2005 until he joined Lightyear, Mr. Ammon owned and operated PWE Inc., a consulting firm focused on business and project budget development, project management, and business systems process redefinition and implementation.  Before PWE, Mr. Ammon spent seven years as Director of Business Operations for Nextel Partners, Inc.  Mr. Ammon received his B.A. in Accounting from Gustavus Adolphus College.

Elaine G. Bush has been Lightyear’s Chief Financial Officer since its inception.  Ms. Bush began her career with UniDial in 1993 as a consultant setting up the company’s accounting system and department. In 1996, she joined UniDial as Controller. Ms. Bush is a Certified Public Accountant with over 25 years of experience. Ms. Bush has operated her own accounting consultancy and held positions of progressive responsibilities at other companies.  She received her B.S. in Accounting from the University of Louisville.  In 2000, UniDial changed its name to Lightyear Communications, Inc. On April 29, 2002, Lightyear Communications, Inc. (and its parent company Lightyear Holdings, Inc.) filed for bankruptcy to reorganize under Chapter 11 but sold its assets.  In 2004, LY Holdings, LLC (“LY Holdings”) acquired the majority of the operating assets of the predecessor companies for total consideration of approximately $37.0 million.

John J. Greive has been Vice President of Regulatory Affairs and General Counsel of Lightyear since its inception. Mr. Greive also serves as Lightyear’s Corporate Secretary. Before joining UniDial in 1996, he was a partner at Chandler, Saksefski & Greive and worked as an associate in the corporate section of a mid-sized law firm in Louisville. Mr. Greive has remained with the Lightyear entities since 1996. Mr. Greive received his B.S. in Mathematics from Bellarmine University and his Juris Doctor from the University of Louisville.

Carla J. Reichelderfer was appointed President and General Manager of our subsidiary, SE Acquisitions, LLC d/b/a SouthEast Telephone, on October 1, 2010.  Prior to such appointment, Ms. Reichelderfer had served as President/CFO/COO at various times for SETEL since June 2008.  From 2003 to 2007, she served as CEO and President of Global Valley Networks, a rural telephone provider in central California. Prior to Global Valley, she worked as a financial and operational consultant for start-up technology companies. Prior to that, she spent 16 years at Cincinnati Bell, the last year as CFO of its PCS wireless start-up.  Ms. Reichelderfer received her B.S.B.A. in Accounting and M.B.A. in Finance and Taxation from Xavier University. On September 29, 2009, SETEL filed for bankruptcy protection under Chapter 11 and on October 1, 2010 it sold a majority of its assets to Lightyear for total consideration of approximately $9.3 million.

Ronald L. Carmicle has been a director of Lightyear since March 4, 2010.  Mr. Carmicle has been the President of River City Development Corporation for over 30 years.  River City specializes in the construction and installation of brick, concrete block, limestone and architectural precast.  Mr. Carmicle currently serves as Chairman of Central Bank of Jefferson County, Chairman of Construction Training Institute, Vice Chair of the Kentucky State Fair Board, and Board Member of Daniel Pitino Foundation.  Mr. Carmicle is a graduate of Western Kentucky University.

Jeffrey T. Hardesty was appointed as a director of Lightyear on October 12, 2010 and is the Chair of the Audit Committee.  Since 2008, Mr. Hardesty has served as Managing Member of EMI Advisors which provides merchant banking and consulting services to early stage platform companies.  Also during this period, Mr. Hardesty founded Desert iNET, LLC, a wireless broadband provider in Arizona.   From 2006 to 2008, Mr. Hardesty served as COO at Sparkplug, a wireless broadband services provider. From 2005 to 2006, Mr. Hardesty served as CEO/CFO at Telespectra, a provider of facilities-based communications backhaul services.  From 2002 to 2005, Mr. Hardesty served as CFO of Extend America, a telecommunications provider that was sold to Nextel in 2005.  Mr. Hardesty spent the first 11 years of his career in private equity and investment banking, working closely with leading institutional capital markets participants, investing more than $1.5 billion across 50 middle-market growth companies. Mr. Hardesty received a Bachelor’s degree in Finance from Wichita State University and an MBA from Duke University Fuqua School of Business.

J. Sherman Henderson, III has been a director of Lightyear since March 4, 2010. Effective May 1, 2011, Mr. Henderson serves the Company in an advisory capacity with the honorary titles of Founder and Chair Emeritus. Mr. Henderson was Chief Executive Officer (until April 30, 2011) and President (until April 29, 2010) of Lightyear since its inception.  Mr. Henderson has more than 36 years of business experience, including company ownership, sales, marketing and management. His experience in the telecommunications industry began in 1986 when he oversaw Charter Network, a long-distance carrier serving the Midwestern United States. Mr. Henderson founded UniDial in 1993 and has served six terms as chairman of COMPTEL, the leading telecom industry association comprised of more than 400 member companies.  Mr. Henderson is a graduate of Florida State University, with a B.A. degree in Business Administration.  Mr. Henderson is also a director of Beacon Enterprise Solutions Group, Inc. and serves on that company’s compensation committee.

W. Bruce Lunsford was appointed as a director of Lightyear on October 12, 2010.  Mr. Lunsford is a member of the Audit Committee and Chair of the Compensation Committee.  Mr. Lunsford is Chairman and CEO of Lunsford Capital, LLC, a private investment company in Louisville, KY.  He is the founder, former Chairman and CEO of Ventas, Inc., a healthcare real estate investment company (REIT) listed on the NY Stock Exchange, the founder, former Chairman, President and CEO of Vencor, Inc., now known as Kindred Healthcare, and the founder and former Chairman of the assisted living company known as Atria Communities Inc.  In addition, Mr. Lunsford formerly served on the board of directors of Churchill Downs Incorporated, National City Corporation in Cleveland, Ohio and ResCare, Inc.  He presently serves on the board of directors of AeroCare Holdings, Inc., and Valor Healthcare, Inc. and he serves as Chairman of the board of Arcadia, LLC and Deyta, Inc. Mr. Lunsford received his undergraduate degree from the University of Kentucky and his law degree from the Salmon P. Chase College of Law.

W. Brent Rice has been a director of Lightyear since March 4, 2010.  Mr. Rice is an attorney, a long-time partner in the firm of McBrayer, McGinnis, Leslie and Kirkland in Lexington, Kentucky, and a real estate developer.  His practice is concentrated in business law, utility law, sports and entertainment, and governmental relations.  Mr. Rice received his undergraduate degree from the University of Kentucky and his law degree from the University of Louisville Law School.

Chris T. Sullivan has been a director of Lightyear since March 4, 2010.  Mr. Sullivan is a founder of the Outback Steakhouse restaurant company and, until 2007, served as CEO and Chairman of the Board of OSI Restaurant Partners, Inc.  Mr. Sullivan is currently employed by KHI Holdings LLC and MVP Holdings LLC.  Both companies are privately owned, and Mr. Sullivan serves on the boards of both.  Mr. Sullivan is a graduate of the University of Kentucky with a degree in Business and Economics.

Director Qualifications

The board of directors believes that each of its current directors possesses particular attributes which qualify him to serve on the board. In addition to the attributes specifically identified for each director in his respective biography above, the board believes that all of the directors possess the following attributes enabling the Board to function effectively as a collective body: integrity, collegial spirit, sound business judgment, professionalism, ability to generate public confidence, ability to act independently, and availability and commitment to serve.

Legal Proceedings Involving Directors and Executive Officers

As of the date of this proxy statement, there is no material proceeding to which any of our directors, executive officers or affiliates, any owner of record or beneficially of more than five percent of any class of our voting securities, or any associate of any such director, officer, affiliate or security holder, is a party or has a material interest adverse to us or any of our subsidiaries.  None of the events described in Item 401(f) of Regulation S-K have occurred during the past ten years that are material to an evaluation of the ability or integrity of any director, nominee or executive officer.

Family Relationships Between Directors and Executive Officers

There are no family relationships between any of our directors, nominees or executive officers.

Transactions with Related Persons, Promoters and Certain Control Persons

This section describes transactions with Lightyear, its parent and its subsidiaries that have occurred since the beginning of the last fiscal year or that have been proposed to which a director or executive officer of Lightyear, a beneficial owner of more than 5% of any class of the securities of Lightyear, or any member of the immediate families of the foregoing persons had or will have a direct or indirect material interest.

Lightyear has adopted policies and procedures for the review, approval, or ratification of related party transactions.

Parent Company

For information regarding the basis of control of, and the percentage of voting securities owned by, Lightyear’s parent company, LY Holdings, please refer to “Security Ownership of Certain Beneficial Owners and Management” elsewhere in this Proxy Statement.

Reverse Merger Transaction

In February 2010, Lightyear and its direct parent, LY Holdings, entered into a reverse merger transaction (the “RTO”) whereby LY Holdings exchanged 100% of the equity ownership of our operating subsidiary, Lightyear Network Solutions, LLC (“Lightyear LLC”) for 10,000,000 shares of common stock and 9,500,000 shares of preferred stock of Lightyear.  Also as part of the RTO, certain holders of LY Holdings debt securities exchanged those securities for 3,242,533 shares of Lightyear common stock.  As a result of the RTO, LY Holdings and the former holders of LY Holdings debt securities held approximately 69% and 10.5%, respectively, of our then outstanding common stock on a fully-diluted, as-converted basis, and Lightyear held all of the equity of Lightyear LLC and approximately $5.15 million of LY Holdings debt securities (the “First LY Holdings Note”).

The First LY Holdings Note bears interest at an annual rate of 5% , quarterly interest payments were scheduled to begin June 30, 2010 and the current maturity date is December 31, 2011.  On May 11, 2011, Lightyear agreed to continue to forbear from demanding payment of past due interest under the First LY Holdings Note or commencing any action until June 30, 2011.  During 2010, (i) the largest aggregate amount of principal outstanding on the First LY Holdings Note was $5.15 million, and (ii) LY Holdings paid no principal on the First LY Holdings Note.  As of March 31, 2011, the principal balance of the First LY Holdings Note was $5.15 million and the accrued but unpaid interest totaled $0.3 million.

Letter Agreements

In consideration of their loans to LY Holdings in July 2004 and July 2008, LY Holdings and Lightyear LLC executed agreements (individually, the “Letter Agreements”) with (i) LANJK, LLC, a Kentucky limited liability company (“LANJK”), (ii) Rice Realty Company, LLC, a Kentucky limited liability company (“RRC”), (iii) Rigdon O. Dees, III, (iv) CTS Equities Limited Partnership, a Nevada limited partnership (“CTS”), and (v) Ronald L. Carmicle (collectively with LANJK, RRC, Mr. Dees and CTS, the “Letter Agreement Holders”) whereby LY Holdings and Lightyear LLC agreed to pay each of the Letter Agreement Holders, in addition to principal and interest payments on the accompanying notes, monthly payments equal to 3% and 4% of the gross commissionable monthly revenue from Lightyear LLC’s sales of wireless service offerings and Voice over Internet Protocol (“VoIP”) offerings, respectively (the “Revenue Payments”).   The Letter Agreements have terms of ten years unless terminated early due to a sale of all or substantially all of LY Holdings.  Upon an early termination event, Lightyear LLC would be obligated to pay the Letter Agreement Holders a termination fee equaling the sum of the Revenue Payments for the immediately preceding twelve full months.

LANJK is managed by J. Sherman Henderson III and is wholly-owned by Mr. Henderson’s wife. RRC is wholly-owned and managed by the wife and two adult children of W. Brent Rice.  CTS is wholly-owned and managed by Chris T. Sullivan.  Messrs. Sullivan, Henderson, Rice and Carmicle are currently directors of Lightyear.  Until October 1, 2010, Mr. Dees was a director of Lightyear.   Messrs. Henderson, Sullivan, Rice, Carmicle and Dees are directors of LY Holdings.

The following table summarizes the amounts earned by the Letter Agreement Holders in 2010.

		Wireless		VoIP
		Revenue		Revenue
		Payments		Payments
	Wireless	Earned	VoIP	Earned
Lender	Percentage	2010	Percentage	2010
LANJK, LLC	1.00%	$16,360	0.50%	$11,261
CTS Equities	0.50%	$8,180	0.50%	$11,261
Rice Realty Company	0.50%	$8,180	0.50%	$11,261
Rigdon O. Dees III	0.50%	$8,180	2.00%	$45,043
Ronald Carmicle	0.50%	$8,180	0.50%	$11,261

First Modification to Letter Agreements

On February 12, 2010, LY Holdings, Lightyear LLC and each of the Letter Agreement Holders entered into the First Modification to Letter Agreements, pursuant to which the Letter Agreements were modified to, among other things, release and discharge LY Holdings from all obligations under the Letter Agreements.

Settlement Agreement

In connection with a loan made by Mr. Sullivan to LY Holdings in 2004, on February 11, 2010, LY Holdings issued an amended promissory note (the “Second LY Holdings Note”) to Mr. Sullivan in the original principal amount of $8.0 million, having a maturity date of July 1, 2010.  The Second LY Holdings Note originally bore interest at a rate of LIBOR plus 4.75% on all amounts owed up to $7.0 million and LIBOR plus 7.75% on all amounts owed in excess of $7.0 million. On July 16, 2010, pursuant to the terms of the Second LY Holdings Note, its interest rate was increased to LIBOR plus 5.75% on all amounts owed up to $7 million and LIBOR plus 8.75% on all amounts owed in excess of $7.0 million, neither of which may exceed 10% per annum.

The Second LY Holdings Note is secured by a security interest in (i) all of the Lightyear common stock and 7,500,000 shares of the Lightyear preferred stock held by LY Holdings and (ii) the membership interests in LY Holdings held by LANJK and Rice-LY, LLC, a Kentucky limited liability company managed by Mr. Rice.

            On April 29, 2010, Lightyear LLC, LY Holdings, Mr. Sullivan and the Letter Agreement Holders entered into a settlement agreement (the “Settlement Agreement”) pursuant to which: (1) Lightyear LLC purchased the Second LY Holdings Note from Mr. Sullivan for an aggregate purchase price of approximately $7.75 million (the “LNS Obligation”); (2) LY Holdings became indebted to Lightyear LLC pursuant to and in the amount of the Second LY Holdings Note; and (3) Lightyear LLC became obligated to reimburse LY Holdings for $260,000 (the “LY Holdings Reimbursement”) in advances made by LY Holdings to Mr. Sullivan after the parties reached an agreement in principle, but before the execution of the Settlement Agreement. Of the entire LNS Obligation, $250,000 was paid contemporaneously with the execution of the Settlement Agreement, and installment payments of $250,000 were scheduled for July 1, 2010 and on the first day of each quarter thereafter, until and including the maturity date. The LNS Obligation bears the same interest terms as the Second LY Holdings Note.

During 2010, (i) the largest aggregate amount of principal outstanding on the LNS Obligation was $7.75 million, and (ii) Lightyear LLC paid $0.5 million in principal on the LNS Obligation.

The maturity date of the LNS Obligation is tied to that of a promissory note made by Mr. Sullivan in favor of Fifth Third Bank (the “Fifth Third Note”).   Payments made under the Settlement Agreement are required to be, and have been to date, made to Fifth Third Bank as payment on the Fifth Third Note, as directed by Mr. Sullivan.

To induce Lightyear LLC to purchase Mr. Sullivan’s rights under the Second LY Holdings Note, the Letter Agreement Holders: (a) granted Lightyear LLC an additional security interest in the Letter Agreements to secure LY Holdings’ payments to Lightyear pursuant to the Second LY Holdings Note, and (b) granted Lightyear LLC an option pursuant to which Lightyear LLC may purchase the Letter Agreements for $8.0 million at any time until May 1, 2012.

In an Event of Default, as defined in the Settlement Agreement, Mr. Sullivan may (a) declare the outstanding balance and accrued interest to be at once due and payable or (b) declare the Settlement Agreement to be void.  If Mr. Sullivan voids the Settlement Agreement, (i) the Second LY Holdings Note reverts to Mr. Sullivan, (ii) Lightyear LLC will have no further obligation to make any payments to Mr. Sullivan, whether for amounts withheld or to become due, (iii) the payments received from Lightyear LLC will be credited against the LNS Obligation, and (iv) Mr. Sullivan may pursue remedies of default against LY Holdings and certain Letter Agreement Holders, including the additional security interest.

On August 12, 2010, effective April 29, 2010, LY Holdings, Lightyear LLC, Mr. Sullivan and the Letter Agreement Holders entered into the First Amendment to Settlement Agreement, whereby the parties agreed that: (1) Lightyear LLC’s $250,000 July 1, 2010 principal payment on the LNS Obligation would be waived; (2) Lightyear LLC would make a $250,000 principal payment on October 1, 2010; (3) Lightyear LLC and LY Holdings agreed to amend the Second LY Holdings Note to make it a demand note; and (4) in the event that Mr. Sullivan voids the Settlement Agreement, LY Holdings will execute a note in favor of Lightyear LLC in an amount equal to Lightyear LLC’s prior aggregate payments to Mr. Sullivan. In addition, all parties waived any entitlement to late charges or a default rate of interest resulting from the non-payment of any scheduled principal payments before October 1, 2010. The parties also clarified that (a) Mr. Sullivan is the beneficiary on our key man life insurance policy; (b) Mr. Sullivan is only permitted to use the $5 million of life insurance proceeds toward the satisfaction of any outstanding LNS Obligation; (c) that any excess proceeds must be returned to Lightyear LLC; and (d) upon repayment of the LNS Obligation in full, Lightyear LLC would become the beneficiary on the key man life insurance policy.

On February 7, 2011, LY Holdings, Lightyear LLC, Mr. Sullivan and the Letter Agreement Holders entered into the Second Amendment to Settlement Agreement (“Amendment No. 2”) amending the Settlement Agreement.

Under Amendment No. 2, the parties:

1.	Acknowledged the aggregate $1.5 million in payments previously made under the Settlement Agreement to Fifth Third Bank by Lightyear LLC, as directed by Mr. Sullivan;

2.	Acknowledged extension of the maturity date of the Fifth Third Note to January 10, 2013;

3.	Modified and extended the maturity date of the Settlement Agreement to January 10, 2013 (the “Maturity Date”); and,

4.	Modified and amended the Settlement Agreement’s payment schedule.

Under the revised payment schedule, Lightyear LLC must: (1) on February 10, 2011 and on the first day of each calendar quarter thereafter, until and including the Maturity Date, make payment of all accrued but unpaid interest under the Settlement Agreement, as amended; (2) on January 10, 2012, make a payment of $1 Million to Fifth Third Bank (as directed by Mr. Sullivan) which will constitute a principal payment under the Settlement Agreement; and, (3) on the Maturity Date, make a final payment of all remaining principal.

As of March 31, 2011, the principal balance of the Second LY Holdings Note was $7.75 million and the accrued but unpaid interest totaled $0.5 million. As of March 31, 2011, the outstanding principal balance and accrued but unpaid interest of the LNS Obligation under the Settlement Agreement were approximately $6.3 million and $0.1 million, respectively.

U.S. Fiber

J. Sherman Henderson owns an indirect interest in a Lightyear agency by the name of U.S. Fiber.  U.S. Fiber has a standard Lightyear agent agreement and it earned approximately $19,000 and $26,000 in commissions from Lightyear in 2010 and 2009, respectively.

First Savings Bank Note/Carmicle Agreement

On January 21, 2011, Lightyear entered into a $2.0 million secured promissory note (the "2011 FSB Note") with FSB.  Through March 31, 2011, we have drawn a total of $2.0 million from FSB under this arrangement. We utilized these proceeds to make a $1.0 million payment under the Settlement Agreement.

Borrowings under the 2011 FSB Note were partially secured by the personal guaranties of Messrs. Henderson and Carmicle. Mr. Carmicle’s personal guaranty is limited to $750,000. Pursuant to an agreement dated January 21, 2011, in consideration for his personal guaranty of the 2011 FSB Note, we will pay Mr. Carmicle $60,000 for each year in which such guaranty is in effect, payable in monthly installments of $5,000.

Private Placement

On September 29, 2010, an affiliate of W. Bruce Lunsford, a director of Lightyear, purchased an aggregate of 75 unregistered units (each, a “Unit”) from Lightyear. Each Unit was purchased at a price of $4,000 for aggregate consideration of $0.3 million.

Each Unit consisted of:

•	1,000 shares of Lightyear Common Stock;

•	500 warrants (the “Fixed Warrants”), which are currently exercisable, to purchase one share of Common Stock at an exercise price of $4.00 per share (subject to adjustments);

•
2,000 warrants (the “Milestone Warrants”), which become exercisable only pursuant to certain conditions, to purchase one share of Common Stock at an exercise price of $0.01 per share (subject to adjustments); and

•
Up to 600 additional warrants (the “Additional Warrants”) to purchase one share of Common Stock at an exercise price of $0.01 per share, subject to a holding requirement of shares underlying the purchased Units.

The Fixed Warrants and the Milestone Warrants have terms of five and three years, respectively. Fixed Warrants are exercisable at any time before their expiration and are subject to mandatory exercise or redemption on the occurrence of certain conditions.

The Milestone Warrants became exercisable only if we failed to achieve certain milestone conditions relating to strategic, acquisition, financial and governance issues (each a “Milestone,” and collectively, the “Milestones”). If we failed to meet a particular Milestone, the Milestone Warrant became immediately exercisable with respect to the number of shares associated with that Milestone. If we met a particular Milestone, the Milestone Warrant did not become exercisable with respect to the shares associated with that Milestone.  We met Milestones 1 and 2, but failed to meet Milestones 3 through 6.  As a result of not meeting the specified Milestones, on dates ranging from February 26, 2011 to April 27, 2011, a portion of the Milestone Warrants became exercisable and were automatically exercised on a cashless basis.

At the end of each calendar quarter following the purchase of the Units, we will issue to the original purchaser of Units an Additional Warrant to purchase 30 shares of Common Stock for every 1,000 shares of Common Stock held by that original purchaser (subject to proration) at an exercise price of $0.01 per warrant share.  The right to Additional Warrants terminates five years from the date of the original issuance of the Common Stock, or upon the transfer of the originally issued Common Stock by the purchaser. Other than the exercise price, the Additional Warrants contain substantially the same terms as the Fixed Warrants. Through March 31, 2011, an affiliate of Mr. Lunsford has been issued Additional Warrants to purchase a total of 4,500 shares.

Henderson Agreement

On April 21, 2011, the Company, LY Holdings and Mr. Henderson entered into a Consulting and Non-Competition Agreement (the “Henderson Agreement”) under which Henderson, who served as the Company’s Chief Executive Officer through April 30, 2011, will provide consulting services to the Company under the titles, Founder and Chair Emeritus.  The Henderson Agreement became effective May 1, 2011 and is scheduled to terminate on April 30, 2012. Under the Henderson Agreement, Mr. Henderson will be paid a stipend of $296,000, paid ratably over the term.  Also, under the Henderson Agreement and during its term, LY Holdings agrees to vote shares of the Company’s stock that it owns in favor of Mr. Henderson as a Company director. The Henderson Agreement terminates Mr. Henderson’s employment agreement with the Company.

Henderson Life Insurance Policies

Lightyear paid the premiums on three life insurance policies on Mr. Henderson, the Company’s Chief Executive Officer through April 30, 2011.  The Company recognized $82,000 of insurance expense on these policies during the year ended December 31, 2010.

Lightyear owns and is the named beneficiary of a $5 million key man life insurance policy.  The proceeds from this policy have been assigned to Mr. Sullivan as collateral for the LNS Obligation. Effective May 1, 2011, Lightyear is continuing to maintain this policy.

Mr. Henderson’s wife owns a $5 million term life insurance policy which names Mr. Henderson’s wife as a $3 million beneficiary and Lightyear as a $2 million beneficiary.  Lightyear had assigned its rights as a $2 million beneficiary to Mr. Sullivan as collateral for the LNS Obligation. Effective May 1, 2011, pursuant to the Henderson Agreement, the Henderson’s assumed responsibility for the premium payments on this policy, Mr. Sullivan waived his rights as a $2 million indirect beneficiary and Lightyear agreed to assign its rights as a $2 million beneficiary to Mr. Henderson’s wife.

Lightyear owned a $3 million whole life insurance policy which names Mr. Henderson’s wife as the beneficiary.  Effective May 1, 2011, Lightyear assigned this policy to Mr. Henderson, who assumed responsibility for the premium payments, after Lightyear requested a payout from the insurance company of the accumulated cash surrender value of the policy.

Josh Henderson

Since 2008, Josh Henderson, son of J. Sherman Henderson III, has maintained a representative position in our Direct Selling channel through an entity he controls by the name of Rover One, LLC.  Rover One, LLC earned approximately $88,000 in commissions from Lightyear in 2010.

W. Brent Rice

W. Brent Rice is a partner in the firm of McBrayer, McGinnis, Leslie and Kirkland (the “McBrayer Firm”) in Lexington, Kentucky.  The Company paid the McBrayer Firm approximately $38,000 to represent it in certain legal matters in 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of any publicly traded class of our equity securities, to file reports of ownership and changes in ownership of our equity securities with the SEC. Officers, directors, and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file.

Based solely on the reports received and on the representations of the reporting persons, we believe that these persons have complied with all applicable filing requirements of Section 16(a) of the Exchange Act during 2010 except that Mr. Carmicle filed one late report on Form 4 on March 28, 2011, reporting one transaction on June 30, 2010.

Vote Required

Each director nominee receiving a plurality of affirmative votes entitled to vote for such director will be elected.  You may withhold votes from any or all nominees for which you are entitled to vote.  Except for the votes that stockholders of record withhold from any or all nominees, the persons named in the proxy card will vote such proxy “FOR” the nominees.

Recommendation of the Board

The Board recommends a vote “FOR” the election of its director nominees to serve until the 2012 Annual Meeting and until their successors are duly elected and qualify.

Proposal No. 2:  Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed Marcum LLP as the Company’s independent registered public accounting firm (“Principal Accountant”) for the fiscal year ending December 31, 2011.  Although this appointment does not require ratification, the Board has directed that the appointment of Marcum LLP be submitted to stockholders for ratification due to the significance of its appointment to the Company.  If stockholders do not ratify the appointment of Marcum LLP, the Audit Committee will consider the appointment of another independent registered public accounting firm.

Marcum LLP served as the Company’s independent registered public accounting firm for the fiscal years ended December 31, 2010 and 2009.  A representative of Marcum LLP will be present telephonically at the 2011 Annual Meeting, will be available to respond to appropriate questions and will have the opportunity to make a statement if he or she desires.

Fees Billed During Fiscal 2010 and 2009.

Fees billed by our Principal Accountant for each of the past two years are set forth below.

	Year ended December 31,
	2010	2009

Audit fees	$155,916	$129,100
Audit-related fees	209,150	93,157
Tax fees	-	-
All other fees	-	-

Total fees paid to Principal Accountants	$365,066	$222,257

Audit Fees

The aggregate fees incurred for audit services were $155,916 and $129,100 for the years ended December 31, 2010 and 2009, respectively, which included the cost of the audits of the consolidated financial statements included in our annual Form 10-K’s for each respective year and the reviews of the related quarterly Form 10-Q’s.

Audit-Related Fees

The aggregate fees incurred for audit related services was $209,150 and $93,157 for discussions related to contemplated acquisitions, work on the RTO and a Registration Statement on Form S-8 during the years ended December 31, 2010 and 2009.

Tax Fees

None.

All Other Fees

None.

Pre-Approval Policies and Procedures

Effective with the formation of our Audit Committee, all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our Principal Accountant will be pre-approved, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934 (the “Exchange Act”), which should nonetheless be approved by the board of directors prior to the completion of the audit. At the beginning of the fiscal year, the Audit Committee will evaluate other known potential engagements of the Principal Accountant, including the scope of work proposed to be performed and the proposed fees, and approve or reject each service, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the Principal Accountant's independence from management. At each such subsequent meeting, the auditor and management may present subsequent services for approval. Typically, these would be services such as due diligence for an acquisition, that would not have been known at the beginning of the year.

Since May 6, 2003, SEC rules state that an independent registered public accounting firm is not independent of an audit client if the services it provides to the client are not appropriately approved. Each new engagement of the Principal Accountant has been approved in advance by the Board and none of those engagements made use of the de-minimus exception to the pre-approval contained in Section 10A(i)(1)(B) of the Exchange Act.

Vote Required

The affirmative vote of a majority of the votes cast on the matter is required to ratify the appointment of the Principal Accountant as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.  Thus, abstentions will not affect the outcome of the vote on the proposal.

Recommendation of the Board

The Board recommends a vote “FOR” ratification of the appointment of the Principal Accountant as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

Proposal No. 3 – Approval of Repricing of Outstanding Stock Options

At the 2011 Annual Meeting, the Company’s stockholders will be asked to approve the repricing of each of the Company’s stock options outstanding as of June 7, 2011 that were issued under the Lightyear Network Solutions, Inc. 2010 Stock and Incentive Compensation Plan (the “2010 Plan”). The board of directors authorized and approved the repricing on June 7, 2011, and the board recommended submission of the repricing to the Company’s stockholders for approval.  If approved by the Company’s stockholders, the repricing will become effective as of June 7, 2011.  The repricing is briefly summarized below.

Options Issued Under the 2010 Plan

On May 18, 2010, Lightyear’s stockholders approved and adopted the 2010 Plan.  The 2010 Plan provides for the granting of either incentive or nonqualified stock options, restricted stock, restricted stock units, stock appreciation rights and other stock based or cash awards (“Awards”) to specified employees, consultants, and directors of the Company.  Pursuant to the 2010 Plan, no more than 1,000,000 shares of Lightyear’s common stock in the aggregate (“Maximum Covered Shares”) may be covered by Awards issued from time to time under the 2010 Plan.  Shares covered by Awards that expire, lapse, terminate, are forfeited, become void or otherwise cease to exist (other than as a result of exercise) are added back to the Maximum Covered Shares and become available for new grants, while those shares covered by exercised Awards are not added back and accordingly effectively reduce the Maximum Covered Shares under the 2010 Plan.

At June 7, 2011, 774,000 shares of Lightyear common stock were covered by outstanding options with a weighted average exercise price of $4.00 per share, and 213,013 shares of Lightyear common stock remain available under the 2010 Plan for granting options and other stock-based Awards.  All options held by the Company’s executive officers have exercise prices of $3.90 or $4.75 per share.  All of the options were issued in connection with an option award agreement between the Company and the individual option holders. The option award agreements may be unilaterally amended by the Board as long as any such amendment does not impair or adversely affect the option holder in any material way.

The table below lists options held by certain individuals and groups:

Name and Position	Type of Award	Number of Securities Underlying Options

Stephen M. Lochmueller, Chief Executive Officer	Incentive Stock Options	76,923

Stephen M. Lochmueller, Chief Executive Officer	Nonqualified Stock Options	73,077

Randy Ammon, President	Incentive Stock Options	76,923

Randy Ammon, President	Nonqualified Stock Options	123,077

Elaine G. Bush, Chief Financial Officer	Incentive Stock Options	75,000

All Current Executive Officers, as a group	Incentive Stock Options	341,346

All Current Executive Officers, as a group	Nonqualified Stock Options	196,154

All Current Directors, as a group	-	-

All Employees, excluding executive officers	Incentive Stock Options	236,500

The Repricing

We have issued options under the 2010 Plan with the goals of (a) increasing the profitability and growth of Lightyear; (b) providing competitive compensation to employees; (c) attracting and retaining exceptional personnel and encouraging excellence in the performance of individual responsibilities; and (d) motivating key employees and directors to contribute to the success of Lightyear. However, all of our outstanding options are “underwater” (meaning the exercise price of the option is greater than the current stock price).  The board has determined that adverse changes in the market price of the Company’s common stock and their resulting effect on outstanding options undermine the achievement of the goals of the 2010 Plan because option holders are not likely to exercise their options and the Company will lose the desired incentive that the options were intended to provide.

As a result, these stock options have little or no current value as an incentive to retain and motivate our officers and employees. The Board expects the repricing to restore the intended values of the outstanding plan options and the incentives to their holders.

Under the repricing, without consideration from the option holder, the Board has unilaterally decreased the exercise price of every outstanding plan option to $1.25 per share, which is the closing price for the Company’s common stock on the OTC Bulletin Board on May 31, 2011, the last day the stock traded through and including June 7, 2011, the date of the Board action.  All other terms of the option award agreements will remain in effect. Any repriced incentive stock options, or ISOs, will be considered to have a grant date of June 7, 2011 for purposes of ISO treatment. The repricing is likely to result in an immediate and ongoing incremental non-cash charge to earnings, collectively equal to the excess of the fair value of the repriced options as compared to the fair value of the original options, both as of the date of the repricing. The 2010 Plan requires shareholder approval for the repricing. If our shareholders do not approve this proposal, the repricing will not occur.

Vote Required

Approval of the repricing requires the affirmative vote of a majority of the voting power of all shares of the Company’s common stock and preferred stock (voting together) present or represented and entitled to vote at the 2011 Annual Meeting.  The Board has determined that the repricing is advisable and in the best interests of the Company and the stockholders of the Company.

Recommendation of the Board

The Board recommends a vote “FOR” approval of the repricing of each of the outstanding stock options that have been issued under the Lightyear Network Solutions, Inc. 2010 Stock and Incentive Compensation Plan.

Security Ownership of Certain Beneficial Owners and Management.

The following tables set forth information as of June 8, 2011 regarding beneficial ownership of Lightyear and of LY Holdings by the following groups: (i) each of our directors, (ii) each of our named executive officers, (iii) all of our directors and named executive officers as a group, and (iv) each stockholder known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock.  The business address of each of the persons listed below is 1901 Eastpoint Parkway, Louisville, KY 40223.

The shares of our common stock indicated as being owned by LY Holdings in the following table include both shares of our common stock directly and shares of our convertible preferred stock.  Except for the election of directors, holders of our convertible preferred stock are entitled to the number of votes equal to the number of shares of our common stock into which such holders’ shares of our convertible preferred stock could be converted, with the holders of the our convertible preferred stock and of our common stock voting together as a single class.

LY Holdings may be deemed to be a "parent" of Lightyear as such term is defined in the rules promulgated under the Exchange Act.  LY Holdings’ sole business currently is to hold shares of Lightyear.

	The Company		LY Holdings
Name of Beneficial Owner	Lightyear Common Stock Beneficially Owned		LY Holdings Membership Units Beneficially Owned
	Shares	%(1)	Shares	%(2)
5% or Greater Stockholders
LY Holdings, LLC(3)	19,500,000	61.7%	-	*

Directors and Named Executive Officers
Stephen M. Lochmueller(4)	50,000	*	-	*
Randy Ammon(4)	66,666	*	-	*
Elaine G. Bush(4)	25,000	*	-	*
Ronald L. Carmicle	36,000	*	-	*
Jeffrey T. Hardesty	-	*	-	*
J. Sherman Henderson III(5)	-	*	6,250,000	50.0%
W. Bruce Lunsford(6)	216,692	1.0%	-	*
W. Brent Rice(7)	-	*	1,250,000	10.0%
Chris T. Sullivan(8)	-	*	3,733,750	29.9%

All executive officers and directors as a group (11 persons)(9)	415,191	1.9%	11,233,750	89.9%

*Represents holdings of less than 1% of shares outstanding.

(1)
Based upon 22,086,641 and 9,500,000 shares of our common and preferred stock, respectively, and with respect to each individual holder, rights to acquire our common stock exercisable within 60 days of June 8, 2011.

(2)	Based upon 12,500,000 membership units of LY Holdings outstanding at June 8, 2011

(3)	LY Holdings owns 10,000,000 shares of our common stock and 9,500,000 shares of our preferred stock.

(4)	Consists of shares of our common stock issuable upon the exercise of stock options.

(5)
The membership units of LY Holdings beneficially owned by Mr. Henderson include 6,250,000 units held by LANJK, LLC (a limited liability company in which Judy Henderson, Mr. Henderson’s wife, owns 100% of the equity and which is managed by Mr. Henderson).  Mr. Henderson may be deemed to be the beneficial owner of the membership units held by LANJK, LLC.

(6)
Consists of 174,643 shares of our common stock and 42,049 shares of our common stock issuable upon the exercise of warrants owned by Lunsford Capital, LLC. Mr. Lunsford is the voting manager of Lunsford Capital, LLC, and may be deemed to be the beneficial owner of the shares of our common stock held by Lunsford Capital, LLC.  Mr. Lunsford disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(7)
The membership units of LY Holdings beneficially owned by Mr. Rice include 1,250,000 units held by Rice-LY Ventures, LLC (a limited liability company managed by Mr. Rice).  Mr. Rice may be deemed to be the beneficial owner of the membership units held by Rice-LY Ventures.

(8)
The membership units of LY Holdings beneficially owned by Mr. Sullivan include 3,733,750 units held by Sullivan LY, LLC (a limited liability company managed by Mr. Sullivan).  Mr. Sullivan may be deemed to be the beneficial owner of the membership units held by Sullivan LY, LLC.

(9)
Consists of 210,643 shares of our common stock, 162,499 shares of our common stock issuable upon the exercise of stock options, and 42,049 shares of our common stock issuable upon the exercise of warrants.  Included in the above calculations are 87,500 shares of our common stock issuable upon exercise of stock options beneficially owned by three executive officers who are not named executive officers and are therefore not specifically identified in the above table.

Pledged Securities

Pursuant to the First LY Holdings Note, as defined herein, LY Holdings has pledged all of its shares of Lightyear common stock and 7,500,000 of its Lightyear preferred stock as a subordinated security interest in its obligations under the First LY Holdings Note.   LY Holdings has pledged 2,000,000 of its Lightyear preferred stock as a security interest for Lightyear’s $2,000,000 secured promissory note with First Savings Bank, F.S.B.

Rice-LY Ventures, LLC, a Kentucky limited liability company managed by W. Brent Rice, has pledged 1,250,000 shares, a 10% beneficial interest, of LY Holdings to Mr. Sullivan as collateral on the Second LY Holdings Note, as defined herein.

LANJK, LLC, a Kentucky limited liability company managed by J. Sherman Henderson III and wholly owned by Judy Henderson, Mr. Henderson’s wife, has pledged 3,750,000 shares, a 30% beneficial interest, of LY Holdings to Mr. Sullivan as collateral on the Second LY Holdings Note.

CORPORATE GOVERNANCE

Director Independence

The board of directors has determined that W. Bruce Lunsford and Jeffrey T. Hardesty are considered independent directors.  The board of directors has adopted the NASDAQ rules regarding director independence which define persons as “independent” who are neither officers nor employees of the company and have no relationships that, in the opinion of the board, would interfere with the exercise of independent judgment in carrying out their responsibilities as directors.   The board of directors has determined that Ronald L. Carmicle, a member of the Compensation Committee, is not “independent” under the NASDAQ rules for director independence.

 Board and Committee Meetings

During the fiscal year ended December 31, 2010, the Board held nine meetings.  Each of the directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board (held during the period for which he served as a director), and (ii) the total number of meetings held by all committees of the Board on which he served (during the periods that he served on such committees), except for Mr. Lunsford, who joined the Board on October 12, 2010.  We have no written policy regarding director attendance at annual meetings of stockholders.

Effective October 12, 2010, the Board formed an Audit Committee and a Compensation Committee.  During the fiscal year ended December 31, 2010, there was one meeting of the Audit Committee and no meetings of the Compensation Committee.

Board Committees

Our board of directors has two standing committees to assist it with its responsibilities.  The functions traditionally provided by a nominating committee are provided by the full Board.

The Audit Committee is governed by a board-approved charter (see Appendix A of this proxy statement) that contains, among other things, the committee’s membership requirements and responsibilities. The Audit Committee oversees our accounting, financial reporting process, internal controls and audits, and consults with management and our independent auditors on, among other items, matters related to our annual audit, our published financial statements and the accounting principles applied. As part of its duties, the Audit Committee appoints, evaluates and retains our independent auditors. It maintains direct responsibility for the compensation, termination and oversight of our independent auditors and evaluates the independent auditors’ qualifications, performance and independence. The committee is also charged with monitoring compliance with our policies on ethical business practices and reporting on these items to the board of directors. The Audit Committee has established policies and procedures for the pre-approval of all services provided by the independent auditors. Our Audit Committee is comprised of Messrs. Hardesty and Lunsford, both independent directors as defined by the rules of the NASDAQ.  Mr. Hardesty is the chairman of the committee. The board of directors has determined that Mr. Hardesty is the Audit Committee financial expert, as defined under the Exchange Act.  The board of directors made a qualitative assessment of Mr. Hardesty’s level of knowledge and experience based on a number of factors, including his formal education and experience.

Pursuant to its board-approved charter (see Appendix B of this proxy statement), the Compensation Committee determines all compensation for our Chief Executive Officer and our Chief Financial Officer; reviews and approves corporate goals relevant to the compensation of these officers and evaluates these officers’ performance in light of those goals and objectives; reviews and approves objectives relevant to other executive officer compensation; reviews and approves the compensation of other executive officers in accordance with those objectives; approves severance arrangements and other applicable agreements for executive officers; and consults generally with management on matters concerning executive compensation and on pension, savings and welfare benefit plans where board of directors or stockholder action is contemplated with respect to the adoption of or amendments to such plans. The committee makes recommendations on organization, succession, the election of officers, consultantships and similar matters where board approval is required. Our Compensation Committee is comprised of Messrs. Lunsford and Carmicle, and Mr. Lunsford is the chairman of the committee.  The Board considers that the members of the Compensation Committee are generally sufficiently experienced to conduct committee functions without external third party advisors.

Lightyear does not have a standing nominating committee or committee performing similar functions.  Because of our small size, the board of directors believes that it is appropriate for Lightyear not to have such a committee.  All the directors participate in the consideration of director nominees.

When evaluating director nominees, the board of directors considers the following factors:

☐	The appropriate size of the board.

☐	The company’s needs with respect to the particular talents and experience of company directors.

☐	Knowledge, skills and experience of prospective nominees, including experience in finance, administration and telecommunications.

☐	Experience with accounting rules and practices.

☐	The desire to balance the benefit of continuity with the periodic injection of the fresh perspective provided by new board members.

The Company’s goal is to assemble a board that brings together a variety of perspectives and skills derived from high quality business and professional experience.  The board of directors does not have a specific policy with regard to the consideration of any director candidates recommended by security holders.

Code of Ethics for Senior Financial Advisors

Our board of directors has adopted a Code of Ethics for Senior Financial Advisors applying to our senior financial advisors, including the principal executive officer and principal financial officer (the “Code”). The Code is reasonably designed to deter wrongdoing and promote (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, (ii) full, fair, accurate, timely and understandable disclosure in reports and documents filed with, or submitted to, the SEC and in other public communications made by us, (iii) compliance with applicable governmental laws, rules and regulations, (iv) the prompt internal reporting of violations of the Code to appropriate persons identified in the Code, and (v) accountability for adherence to the Code. Information contained on the Company’s website is not part of this Proxy Statement. In addition, the Company intends to disclose on its website (1) the nature of any amendment to a provision of the Code that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions and (2) the nature of any waiver from provisions of the Code that is granted to one of these specified individuals, the name of the person to whom the waiver was granted and the date of the waiver.

Stockholder Communications with the Board

Stockholders who wish to do so may communicate directly with the Board or specified individual directors by writing to:

Board of Directors (or name of individual director)
c/o Corporate Secretary
Lightyear Network Solutions, Inc.
1901 Eastpoint Parkway
Louisville, Kentucky 40223

We will forward all communications from security holders and interested parties to the full Board, to non-management directors, to an individual director or to the chairperson of the Board committee that is most closely related to the subject matter of the communication, except for the following types of communications: (i) communications that advocate that we engage in illegal activity; (ii) communications that, under community standards, contain offensive or abusive content; (iii) communications that have no relevance to our business or operations; and (iv) mass mailings, solicitations and advertisements.  The Corporate Secretary or Chief Financial Officer will determine when a communication is not to be forwarded.  Our acceptance and forwarding of communications to directors does not imply that directors owe or assume any fiduciary duties to persons submitting the communications.

Additionally, the Audit Committee has established procedures for the receipt, retention and confidential treatment of complaints received by Lightyear regarding accounting, internal accounting controls or auditing matters, including procedures for confidential, anonymous submissions by employees with respect to such matters.  Employees and stockholders may raise a question or concern to the Audit Committee regarding accounting, internal accounting controls or auditing matters by writing to:

Chairman, Audit Committee
c/o Corporate Secretary
Lightyear Network Solutions, Inc.
1901 Eastpoint Parkway
Louisville, Kentucky 40223

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed the consolidated financial statements for the fiscal year ended December 31, 2010 with both management and Marcum LLP, the Company’s independent registered public accounting firm.  In its discussion, management has represented to the Audit Committee that the Company’s consolidated financial statements for the fiscal year ended December 31, 2010 were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee meets with the Company’s independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.  The Audit Committee has discussed with the Company’s independent registered public accounting firm the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from the Company’s independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has considered and discussed with Marcum LLP such firm’s independence and the compatibility of the non-audit services provided by the firm with its independence.

Based on the Audit Committee’s review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

AUDIT COMMITTEE

Jeffrey T. Hardesty (Chairman)
W. Bruce Lunsford

EXECUTIVE COMPENSATION

Summary Compensation Table

The following Summary Compensation Table indicates the cash and non-cash compensation earned during the years ended 2010 and 2009 by the Company’s principal executive officer and the two most highly compensated executive officers at the end of 2010.

					Equity		All Other
		Salary	Bonus		Awards		Compensation		Total
Name and Principal Position	Year	($)	($)		$		($)		($)

J. Sherman Henderson III, (8)	2010	$287,351	$-		$-		$57,813	(1)	$345,164
Chief Executive Officer	2009	$343,615	$-		$-		$60,375	(2)	$403,990

Elaine G. Bush,	2010	$129,600	$20,000	(3)	$138,750	(4)	$-		$288,350
Chief Financial Officer	2009	$138,294	$-		$-		$-		$138,294

Stephen M. Lochmueller,(5)	2010	$180,000	$50,000	(3)	$277,500	(6)	$6,000	(7)	$513,500
President	2009	$48,461	$-		$-		$-		$48,461

(1)	Includes $44,123 for life insurance, as well as an automobile allowance of $13,690.
(2)	Includes $39,828 for life insurance, as well as an automobile allowance of $13,690 and amounts paid for 401(k) matching contributions.
(3)	Represents bonuses paid in January 2011 for services rendered during the year ended December 31, 2010.
(4)
Represents the grant date fair value, computed in accordance with FASB ASC Topic 718, of the award of an option to purchase 75,000 shares of common stock, with an exercise price of $3.90, scheduled vesting over 3 years and a term of ten years.

(5)	Mr. Lochmueller was hired September 1, 2009.
(6)
Represents the grant date fair value, computed in accordance with FASB ASC Topic 718, of the award of an option to purchase 150,000 shares of common stock, with an exercise price of $3.90, scheduled vesting over 3 years and a term of ten years.

(7)	Represents automobile allowance paid.
(8)	Mr. Henderson served as Chief Executive Officer through April 30, 2011.

Narrative Disclosure to Summary Compensation Table

Under the 2003 Employment Agreement between J. Sherman Henderson III and Lightyear, Mr. Henderson received an annual salary of $450,000 and certain benefits (including the use of an automobile and life insurance, as well as participation in our executive benefit plans).  However, Mr. Henderson agreed to salary reductions in January 2008, July 2009, December 2009 and June 2010, resulting in an annual base salary of $282,000 as of June 1, 2010.  Also, Mr. Henderson has waived any back pay which may have resulted from his reduction in salary.

Mr. Henderson’s employment agreement was initially due to expire on December 31, 2008 but contained a provision that automatically renewed it for successive one-year terms. The current term began on January 1, 2011. While the agreement contemplated that Mr. Henderson would be eligible for bonuses calculated in accordance with the achievement of certain revenue targets, no bonus plan was put in place for Mr. Henderson. Mr. Henderson’s employment agreement provided for continuation of his salary for an eighteen month severance period in the event of his termination for reasons other than death or cause, or, in the event of his disability, a severance amount equal to his salary multiplied by the greater of (i) two or (ii) the number of years remaining in his employment term. On April 21, 2011, Mr. Henderson entered into the Henderson Agreement (see Henderson Agreement in the section entitled “Transactions with Related Persons, Promoters and Certain Control Persons” in this proxy statement), which terminated Mr. Henderson’s employment agreement with the Company effective April 30, 2011.

Ms. Bush’s annual salary for the years ended December 31, 2010 and 2009 was $129,600 and $138,300, respectively. Effective May 11, 2011, Ms. Bush’s annual salary was increased to $145,000.

Mr. Lochmueller’s annual salary was $180,000 as of December 31, 2010.  Mr. Lochmueller was appointed as President of Lightyear on April 29, 2010 and previously served as our Chief Operating Officer.  On April 21, 2011, the Board appointed Mr. Lochmueller as the Company’s Chief Executive Officer, effective May 1, 2011.  Effective May 11, 2011, Mr. Lochmueller’s annual salary was increased to $240,000

Benefit Plans

The Lightyear Network Solutions, Inc. 2010 Stock and Incentive Compensation Plan

The 2010 Plan is administered by the board of directors. The 2010 Plan is available for the issuance of awards of up to an aggregate of 1,000,000 shares of common stock to our employees, directors, and independent contractors in the form of stock options, restricted stock, and other stock-based or cash awards. The 2010 Plan is intended to (a) increase our profitability and growth, (b) provide competitive compensation to employees, (c) attract and retain exceptional personnel and encourage excellence in the performance of individual responsibilities, and (d) motivate key employees and directors to contribute to our success.

As of December 31, 2010, there were 912,500 options and 16,234 shares of restricted stock outstanding under the 2010 Plan and 71,266 shares remained available for issuance under the plan. As of June 7, 2011, there were 774,000 options and 12,987 shares of restricted stock outstanding under the 2010 Plan and 213,013 shares of Lightyear common stock remained available for issuance under the plan.

401(k) Plan

Lightyear maintains a profit-sharing plan qualified under Section 401(k) of the Internal Revenue Code.  We may make discretionary matching contributions to the profit-sharing plan, subject to certain limitations. During 2010, we did not make any matching contributions.

Other Compensation

            We provide our executive officers with medical, life, dental and vision insurance coverage consistent with that provided to our other employees except that executive officers receive additional life insurance coverage.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information regarding equity compensation plan awards for each named executive officer as of the end of the fiscal year ended December 31, 2010.

Outstanding Equity Awards

	Number of securities underlying
	unexercised options		Option Exercise	Option
	Exercisable (#)	Unexercisable (#)(1)	Price ($)	Expiration Date
J. Sherman Henderson III,	-	-	-	-
Chief Executive Officer
Elaine G. Bush,	-	75,000	$3.90	May 19, 2020
Chief Financial Officer
Stephen M. Lochmueller,	-	150,000	$3.90	May 19, 2020
President

(1)	Represents options for the purchase of our common stock which were granted on May 19, 2010 and which vest ratably over a three year period.

Director Compensation

The Company’s policy with respect to compensation of directors provides that non-employee directors who are not members of LY Holdings will be compensated on an annual basis, payable in quarterly installments following the end of each quarter of service, according to the following table:

Annual Retainer	$15,000

Chairman of Audit Committee additional retainer	$10,000

Chairman of Compensation Committee additional retainer	$5,000

In addition, non-employee directors who are not members of LY Holdings will be compensated $2,000 per board committee meeting attended, payable following the end of each quarter of service, for each committee meeting held on a day other than a day on which a board meeting is also attended.  In October 2010, the Company granted its non-employee directors who are not members of LY Holdings shares of restricted stock based upon the aggregate annual retainer cash compensation expected to be paid to the directors which is subject to vesting, as described below.  The Company reimburses all directors for the reasonable expenses they incur to attend meetings of the board of directors, board committee and shareholders.

The following table summarizes compensation earned by non-employee directors of Lightyear during the year ended December 31, 2010:

		Fees Earned
		or Paid in	Equity		All Other
Name	Year	Cash	Awards		Compensation	Total
		$	$		$	$
Ronald L. Carmicle	2010	20,750	15,423	(2)	-	36,173
Jeffrey T. Hardesty	2010	8,250	25,702	(3)	-	33,952
W. Bruce Lunsford	2010	9,000	20,563	(4)	-	29,563
Gary R. Donahee(5)	2010	7,750	15,423	(2)	-	23,173
Chris T. Sullivan(1)	2010	-	-		-	-
W. Brent Rice(1)	2010	-	-		-	-

(1)	Messrs. Sullivan and Rice were not compensated for their services on the board of directors for the year ended December 31, 2010.
(2)	Represents the grant date fair value of 3,247 shares of restricted stock granted on October 12, 2010, which vest on the one year anniversary of the date of grant.
(3)	Represents the grant date fair value of 5,411 shares of restricted stock granted on October 12, 2010, which vest on the one year anniversary of the date of grant.
(4)	Represents the grant date fair value of 4,329 shares of restricted stock granted on October 12, 2010, which vest on the one year anniversary of the date of grant.
(5)	On April 21, 2011 Mr. Donahee resigned as a director of the Company.

STOCKHOLDER PROPOSALS

In order to be included in the proxy materials to be distributed in connection with the 2012 Annual Meeting, stockholder proposals for such meeting must be made in accordance with Rule 14a-8 under the Exchange Act and submitted to the Company no later than February [24], 2012.

PROXY SOLICITATION

The solicitation of proxies is made on behalf of the Board and the cost of soliciting proxies will be borne by the Company.  Proxies may be solicited through the mail and through telephonic communications to, or by meetings with, stockholders or their representatives by directors, officers and other employees of the Company who will receive no additional compensation therefor.

The Company requests persons such as brokers, nominees and fiduciaries holding stock in their names for others, or holding stock for others who have the right to give voting instructions, to forward proxy material to their principals and to request authority for the execution of the proxy.  The Company will reimburse such persons for their reasonable expenses.

FINANCIAL INFORMATION

The 2010 Annual Report and March 31, 2011 Quarterly Report are being sent with this Proxy Statement to each stockholder and are available at www.proxyvote.com. The 2010 Annual Report contains certified consolidated financial statements of the Company and its subsidiaries for the fiscal year ended December 31, 2010.  The March 31, 2011 Quarterly Report contains condensed consolidated financial statements of the Company and its subsidiaries for the three months ended March 31, 2011.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” certain information we file with the SEC, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this Proxy Statement. We incorporate herein the following information contained in or attached to our Quarterly Report on Form 10-Q filed on May 13, 2011: (1) Item 1 entitled “Financial Statements” and (2) Item 2 entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. We also incorporate herein the following information contained in or attached to our Annual Report on Form 10-K filed on March 30, 2011: (1) Item 7 entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and (2) Item 8 entitled “Financial Statements and Supplementary Data”.

By Order of the Board of Directors:
LIGHTYEAR NETWORK SOLUTIONS, INC.

By:	/s/ Stephen M. Lochmueller
Stephen M. Lochmueller
Chief Executive Officer

Louisville, Kentucky
June [24], 2011

Appendix A
LIGHTYEAR NETWORK SOLUTIONS, INC.

AUDIT COMMITTEE CHARTER

1.	Designation and Membership

The Board of Directors (the “Board”) of Lightyear Network Solutions, Inc. (the “Company”) will appoint from among its members an Audit Committee (the “Committee”) and will designate one such member to serve as the Chairman of the Committee. Committee members may be removed by the Board at any time. The Committee will consist of at least three directors. Each Committee member shall be determined by the Board to be “independent” as that term is defined under the listing standards of the NASDAQ Stock Market LLC (“NASDAQ”) and shall meet any applicable criteria for independence under the Sarbanes-Oxley Act of 2002 and the rules adopted by the Securities and Exchange Commission (the “SEC”); provided, however, that in accordance with the rules of the SEC and NASDAQ the Board may appoint one member to the Committee who is not deemed “independent.”  Committee members shall be generally knowledgeable in financial and auditing matters, and at least one member shall be an “audit committee financial expert” as defined under the rules of the SEC and NASDAQ.

2.	Purpose

The primary purpose of the Committee is to assist the Board in fulfilling its oversight responsibility relating to (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independence and performance of the Company’s external auditors and (iv) the Company’s internal controls and financial reporting practices. In addition, the Committee will maintain open lines of communication among the Board, management and the Company’s independent auditors on these matters.

The Committee’s principal responsibility is one of oversight. The Company’s management is responsible for preparing the Company’s financial statements, and the independent auditors are responsible for auditing and/or reviewing those financial statements. While the Committee has the powers and responsibilities set forth in this charter, it is not the responsibility of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and present fairly the financial position, the results of operations and the cash flows of the Company, in compliance with U.S. generally accepted accounting principles. This is the responsibility of management and/or the independent auditors. In carrying out these oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent auditors’ work. Nor is it the responsibility of the Committee to conduct investigations or to assure compliance with laws and regulations and the Company’s Code of Business Conduct and Ethics (“Code”).

3.	Authority

The Committee has the authority to:

3.1.	Appoint, retain, compensate, oversee, evaluate and terminate the independent auditor and to approve all audit engagement fees and terms.

3.2.
Consult with, retain and terminate legal, accounting and other experts as it believes are necessary in order to perform its oversight function, such authority to include the funds required to engage such advisors along with any administrative assistance to conduct the Committee’s activities.

3.3.	Conduct or authorize investigations into any matters within the scope of its responsibility.

3.4.	Meet with and seek any information from any Company officer, employee, outside counsel, or the independent auditor, all of whom are directed to cooperate with the Committee and its consultants.

4.	Duties and Responsibilities

Independent Auditor

4.1.	Appoint, retain, compensate, evaluate and, as it deems necessary or advisable, terminate the independent auditor.

4.2.	Approve all audit engagement fees and terms.

4.3.
Pre-approve and adopt policies governing pre-approval of all audit and permissible non-audit services to be provided by the independent auditor, and review and assess the adequacy of those policies in accordance with the timeframe set forth in the policies.

4.4.	Review and discuss with the independent auditor its statement delineating all relationships between it and the Company, and assess the independence of the independent auditor.

4.5.
Discuss with the independent auditor all critical accounting policies, alternative treatments of financial information within generally accepted accounting principles discussed with management, the ramifications of the use of alternative treatments and the independent auditors’ preferred treatment, and any other material written communications between the independent auditor and management.

4.6.	Resolve disagreements between management and the independent auditor.

4.7.
Discuss with the independent auditor all matters required to be discussed under generally accepted auditing standards, including the scope and results of their audit of the Company’s consolidated financial statements.

4.8.
Review with the independent auditors any problems or difficulties the accountants may have encountered and any management letter provided by the accountants and the Company’s response to that letter. Such review shall include any difficulties encountered in the course of the audit work, including any restrictions on scope of activities or access to required information, and any disagreements with management.

4.9.	Establish policies for the Company’s hiring of employees or former employees of the independent auditor.

Financial Statements and Disclosures

4.10.
Review and discuss with management and the independent auditor the Company’s annual and quarterly financial statements. The Committee shall also discuss with the independent auditors its judgment about the quality, not just the acceptability, of significant accounting principles, accounting changes and underlying estimates.

4.11.
Review with management and the independent auditors of any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company’s financial statements or accounting policies.

4.12.	Review and discuss with management and the independent auditors the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

4.13.	Review the Company’s earnings press releases.

4.14.
Review disclosures made by the Chief Executive Officer and Chief Financial Officer regarding the design or operation of internal controls and any fraud that involves management or other employees who have a significant role in the Company’s internal controls.

4.15.	Review any required management reports on internal control over financial reporting and any related attestations by the independent auditors.

4.16.
Discuss with management the development and selection of any critical accounting policies, and the Company’s related disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s reports filed with the SEC.

Internal Control

4.17.	Consider the effectiveness of the Company’s internal control system, including information technology, security and control.

4.18.	Assess management’s proposal for rectifying, and assess whether or not management is resolving diligently, any internal control weaknesses or deficiencies noted by external auditors.

Compliance with Legal and Regulatory Requirements

4.19.
Establish procedures for the receipt, retention and treatment of complaints about accounting, internal accounting controls or auditing matters, as well as for confidential, anonymous submissions by Company employees of concerns regarding questionable accounting or auditing matters.

4.20.
Review with the Company’s legal counsel matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or government agencies.

4.21.
Review the effectiveness of the systems for monitoring compliance with laws and regulations and the effectiveness of management’s investigation and follow-up (including disciplinary action) of any instances of noncompliance.

4.22.	Review and approve any related party transactions, as defined under Regulation S-K Item 404, not otherwise approved by an independent committee of the Board.

4.23.
Periodically review the rules promulgated by regulators, including, but not limited to, the SEC and NASDAQ, relating to the qualifications, activities, responsibilities and duties of audit committees and take, or recommend that the Board take, appropriate action to comply with such rules.

Other

4.24.
Meet at least four times annually or more frequently as it deems necessary or advisable. The Committee shall maintain minutes or other records of its meetings and activities. Without limiting the Committee’s authority under section 3.4, the Committee shall meet periodically by itself, with selected Company officers,  and/or with the independent auditors in separate executive sessions.

4.25.	Report its activities to the full Board on a regular basis, including an annual confirmation that all responsibilities in this charter have been carried out.

4.26.
Prepare the report that is required to be included in the Company’s annual proxy statement and ensure disclosures in the proxy statement concerning Committee involvement in risk management are adequate.

4.27.	Annually review and assess the adequacy of this Charter and recommend to the Board any proposed changes to this Charter.

4.28.
Understand and evaluate risk assessment and risk management policies, including, but not limited to, the Company’s financing strategies, insurance plans and the quality and depth of staffing in the Company’s accounting, information services and financial departments.

4.29.	Review the Company’s conformity with its Code, and review annual compliance solicitation of the Code.

4.30.	Review any other reports (not specifically mentioned in the charter) the Company issues that relate to committee responsibilities.

4.31.	Perform other activities related to this charter as requested by the Board of Directors.

Adopted by the Board of Directors

November 11, 2010

Appendix B

LIGHTYEAR NETWORK SOLUTIONS, INC.

COMPENSATION COMMITTEE CHARTER

1.	Designation and Membership

The Board of Directors (the “Board”) of Lightyear Network Solutions, Inc. (the “Company”) will appoint from among its members a Compensation Committee (the “Committee”) and will designate one such member to serve as the Chairman of the Committee.  The Committee will consist of at least three directors.

2.	Purposes

The primary purposes of the Committee are to:

2.1.	Assist the Board in fulfilling its responsibilities relating to the design, administration and oversight of compensation programs and benefit plans of the Company’s executive officers.

2.2.	Discharge the Board’s duties relating to compensation of the Company’s directors.

2.3.	Review the performance of the Company’s executive officers.

3.	Duties and Responsibilities

The Committee shall conduct meetings as it deems necessary or advisable and shall:

3.1.	Determine annual base and incentive compensation, benefit plans and perquisites for directors and for the Company’s executive officers, including performance targets and incentive awards.

3.2.	Administer any executive officer incentive compensation plans.

3.3.	Review and approve procedures for reviewing the performance of the Company’s executive officers.

3.4.	Establish any annual performance criteria and goals to be used in the executive and Company bonus plans and evaluate executives in light of these objectives.

3.5.	Take action to disgorge Chief Executive Officer and Chief Financial Officer compensation to the extent required by law if the Company is required to restate its financial statements.

3.6.	Monitor the Company’s compliance with prohibitions on loans to directors and executive officers.

3.7.	Exercise all authority delegated by the Board to the Committee under the Company’s equity incentive plans, including the authority to approve periodic stock award grants.

B-1

3.8.
At the Company’s expense, obtain advice and assistance from internal and external legal, accounting, and other advisors or consultants as necessary or advisable to assist in the evaluation of compensation and benefit plans.

3.9.
At the Company’s expense, retain and terminate a consulting firm to assist in the evaluation of director and executive officer compensation if the Committee in its discretion determines that the firm’s services are advisable and on terms and conditions the Committee determines.

3.10.	Periodically review the effectiveness of the Company’s and its affiliates’ compensation, benefits and perquisites programs.

3.11.	Review and approve disclosures relating to shareholder votes on equity compensation plans.

3.12.
Review and discuss with management the Company’s disclosures under “Compensation Discussion and Analysis” (the “CD&A”), to the extent required by applicable SEC rules and regulations, and based on such review and discussion, make a recommendation to the Board as to whether the CD&A should be included in the Company’s annual report on Form 10-K and, as applicable, the Company’s proxy statement.

3.13.
Produce an annual report of the Compensation Committee for inclusion in the Company’s annual report and proxy statement in compliance with and to the extent required by applicable SEC rules and regulations and relevant listing authority.

3.14.	Delegate to a subcommittee any of its duties as it deems necessary or advisable.

3.15.	Perform such other functions as may be assigned by the Board from time to time.

3.16.	Annually evaluate the performance of the Committee.

3.17.	Periodically assess the adequacy of this Charter and recommend any proposed changes to the Board for approval.

Adopted by the Board of Directors

March 29, 2011

B-2

LIGHTYEAR NETWORK SOLUTIONS, INC. 1901 EASTPOINT PARKWAY LOUISVILLE, KY 40223
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M99999-TBD	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

LIGHTYEAR NETWORK SOLUTIONS, INC.		For Withhold For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR Proposals 1, 2 and 3:		All All Except
1. Election of Directors Nominees:		☐ ☐ ☐
To be elected for terms expiring in 2012:
1) W. Bruce Lunsford
2) Jeffrey T. Hardesty

For Against Abstain
2. Ratify the appointment of Marcum LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2011.					☐ ☐ ☐
3. To approve the repricing of each of the Company’s outstanding stock options.					☐ ☐ ☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

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Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

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M99999-TBD

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF LIGHTYEAR NETWORK SOLUTIONS, INC.

The undersigned hereby appoints Randy Ammon and John J. Greive, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Lightyear Network Solutions, Inc. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held July 19, 2011 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2 AND FOR PROPOSAL 3 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

(Continued and to be marked, dated and signed, on the other side)